EXHIBIT 23

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-52384 and 333-50276 on Form S-8 of Central Valley Community Bancorp of our report dated January 14, 2004, except for Note 18, as to which the date is January 21, 2004, appearing in this Annual Report on Form 10-KSB of Central Valley Community Bancorp for the year ended December 31, 2003.

/s/ Perry-Smith LLP

Sacramento, California
March 24, 2004